Dravo Letterhead

January 30, 1998

Mr. Earl J. Bellisario
C/O Dravo Corporation
3600 One Oliver Plaza
Pittsburgh, PA 15222

Dear Earl:

To help ensure your continued dedication as an employee of Dravo
Corporation (the "Company"), the Company desires to provide for, among other things, the payment of two years' compensation and benefits if your employment is terminated by the Company without cause. In exchange for this assurance, you are willing to agree to not compete with the Company for two years after the termination of your employment. The following sets forth the details of this agreement.

1.	Salary and Benefit Continuation. The Company agrees that if your employment with the Company is terminated by the Company without cause, the Company will continue to pay your salary and provide for your benefits for two years following the date of termination as if you were still an employee of the Company (including for purposes of eligibility, coverage, vesting and benefit provisions under the Company's benefit plans) during that period. You are not required to mitigate this payment by seeking other employment and these amounts are payable to your estate if you die during the two year period.

2. Stock Options. The Company agrees that if your employment with the Company is terminated by the Company without cause, you will continue to hold all stock options and restricted stock held by you on the date of your termination as if you were an employee of the Company for two years thereafter, and at the end of that two year period, you will be deemed to have retired from the Company for purposes of the plans pursuant to which the stock options and restricted stock were issued.

3. SERP and EBP. The benefits credited to you under the Company's Supplemental Executive Retirement Plan (SERP) and the Executive Benefit Plan (EBP) (including any additional age and service credit by reason ofthe benefit continuation under paragraph 1 of this letter) shall be fully vested and nonforfeitable through the date of any adverse amendment or termination of those plans, provided, that you will not be entitled to any benefits under those plans if your employment is terminated by the Company for cause. In addition, your "retirement" under the EBP is deemed to be approved by the Board's Compensation Committee. The Company will pay benefits under the SERP and the EBP in accordance with the terms of those plans, but if your salary is continuing under paragraph 1 of this letter, the Company will begin to pay benefits under the SERP and EBP at the end of your two year salary continuation period. Further, if your salary is continuing under paragraph 1 of this letter, you may elect, during the first 12 months following your termination, to receive a lump sum of your SERP and EBP benefits at the end of your two-year salary continuation period.

                                    10-1

4. Noncompete. You agree that for a period of two years after the termination of your employment with the Company for any reason, you will not have an ownership interest in or render services to (as an employee, consultant or otherwise), any company that is engaged in (a) the mining, production, marketing and sale of limestone or lime, including those companies listed on Exhibit A and their affiliates, or (b) in the research and development, marketing and sale of technologies for utilizing limestone or lime. The former restrictions will apply anywhere the Company is or is then contemplating doing business and the latter restrictions will apply throughout the world. You agree to notify the Company of any employment you take during that two year period and you agree that if you breach this paragraph, the Company can seek an injunction to prevent you from working at that job, cease the payment of any compensation and benefits under paragraph 1 and sue you for damages. During this two year period, you also agree not to solicit for hire any employees of the Company or its subsidiaries.

5. Definitions. For purposes of this letter, you may be terminated for "cause" only if the Board (nonemployee directors only) unanimously determines that you have (i) deliberately and intentionally engaged in gross misconduct that is intentionally and demonstrably harmful to the Company, or (ii) you have been convicted of a felony. Further, for purposes of this letter, you will be deemed to have been terminated by the Company without cause if you terminate your employment a reasonable time after and because (i) the Company takes action which results in a material and continuing diminution in your status as an officer of the Company, (ii) the Company requires you to relocate your office more than 30 miles, or (iii) the Company reduces your overall level of compensation (other than as part of a reduction applicable to all salaried employees of the Company generally), or (iv) a company that acquires the Company by merger, acquisition of assets or otherwise does not expressly assume the Company's obligations under this letter agreement at or prior to the closing of the transaction.

6.	Disputes.  Disputes under this letter agreement (other than the
Company's enforcement of paragraph 4 in equity) will be resolved by submitting the matter to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Pittsburgh, Pennsylvania. If you are required to bring or defend an action against the Company under this Agreement, the Company will pay your reasonable legal fees if you are successful. Before the Company is required to pay you any amounts under this letter agreement, the Company may require you to execute a reasonable release of any claims you may have against the Company (other than under this letter agreement).

7.	Taxes.  You will be responsible for the payment of all taxes on any payments you receive under this letter agreement, provided, that the Company will make you whole for taxes under Section 4999 of The Internal Revenue Code, or any successor provision, if any.

8. Summary. A summary of the compensation and benefits that are intended to be paid or provided to you under this letter agreement (which replaces the Change of Control Agreement to which you are currently a party) and under the Company's other benefit plans in certain circumstances is attached as Exhibit B.

                                    10-2

The Company intends to be legally bound by this letter agreement. If you agree with the terms of this letter and intend to be legally bound by it, please sign this letter where indicated below and return it to me. The additional enclosed copy of this letter is for your files.

Thank you for your continued service to Dravo.

Very truly yours,

DRAVO CORPORATION

							By: /s/ CARL A. GILBERT

Carl A. Gilbert
President & Chief Executive Officer

Date: January 30, 1998

Accepted and Agreed:

/s/ EARL J. BELLISARIO
Earl J. Bellisario

Date: January 30, 1998

                                    10-3


	                                                             EXHIBIT A


AP Green Industries, Inc.
Ash Grove Cement Co.
Austin White Lime Co.
Bellefonte Lime Company
Blue Circle, Inc.
Calco, Inc.
Carmeuse (Marblehead Lime)
Cheney Lime & Cement Co.
Con Lime Inc.
Continental Lime/Graybec Calc Inc.
Cutler-Magner Co.
Florida Lime Corp.
GenLime Group, LP
Global Stone Corp
Greer Lime Co.
Havelock Lime Co.
Huron Lime Company
Lee Lime Corp.
Linwood Mining & Minerals Corp.
Lhoist/Chemical Lime Co.
LTV Steel
Martin Marietta Materials, Inc.
Mercer Lime & Stone Company
Miller Minerals, Inc.
Minerals Technology, Inc.
Mississippi Lime Co.
National Lime & Stone Company
National Refractories & Minerals Corp.
Pete Lien & Sons.
Redland
Redland Ohio Co.
Redland Stone Products Co.
Resco Products, Inc
Rockwell Lime Co.
Specialty Minerals, Inc.
United States Lime & Minerals Co.
USG Industries, Inc.
Vulcan Materials Co.
Western Lime Corp.
W.S. Frey, Inc.

                                   10-4

Earl J. Bellisario                  EXHIBIT B
January 30, 1998  			Separation Agreement Summary
Page 5						      Salary and Benefits Continuation



                                           Termination  Termination by   Termination
                  Termination by   Termination   by Employee    Employee       Because       Termination
                 Company without    by Company    w/o Good   Deemed to be by      of           Due to
                     Cause         for Cause      Reason   Company w/o Cause  Disability       Death
                                                              (paragraph 5)

Salary            2 years +           None          None        2 years +      per EBP        per EBP
                  standard                                       standard
                 severance                                       severance

Bonus        Prorate in year of      None           None*  Prorate in year of Prorate in     Prorate in year
                termination                                   termination     year of             of death
                                                                         disability

Health            2 yrs       per company plan  per company plan  2 yrs   per company plan   per company plan
Benefits       + company plan                                + company plan

Life            2 years      per company plan   per company plan  2 years  per company plan  per company plan
Insurance      + company plan                                + company plan

Perquisites      2 years           None             None         2 years        None              None

401(k) Plan      2 years           None             None         2 years        None              None
(Co. Match)


Qualified
 Pension Plan
 - Service
 Continuation       2 years      None               None         2 years        None              None

 SERP
- Vesting           Vest       Forfeit              Vest           Vest         Vest              Vest
 - Service Cont.      2 years    N/A                None         2 years        None              None
 -  Lump Sum
     Option           Yes        N/A                 No            Yes           No                 No

 EBP
- Vesting            Vest      Forfeit              Vest           Vest          Vest             Vest
- Service Cont.      2 years     N/A                None         2 years         None             None
- Lump Sum
   Option             Yes        N/A                 No            Yes            No               No

Stock Options
 - Vested           Retain        Retain           Retain         Retain        Retain           Retain
 - Non-Vested Vest (over 2 years) Forfeit        Forfeit  Vest (over 2 years)    Vest             Vest
 - Exercise Term     5 years     90 days         90 days*         5 years      5 years           5 years

* If the employee is eligible to retire under the Company's pension plan as of the date of his termination then his termination will be considered a retirement for purposes of the annual incentive plan and stock option plan.

                                   10-5